Exhibit 99

FOR IMMEDIATE RELEASE

April 27, 2005

                       THE EASTERN COMPANY REPORTS RESULTS
                          FOR THE FIRST QUARTER OF 2005

Naugatuck, CT-The Eastern Company (AMEX-EML) today announced the results of its operations for the first quarter of 2005. Sales for the quarter were $26.3 million, compared to $24.6 million for the same period in 2004, a 7% increase, while net income was $730,600, or $0.19 per diluted share, compared to the $1,076,400, or $0.29 per diluted share, reported in the first quarter of 2004, a 32% decrease.

Leonard F. Leganza, President and CEO stated, "The sales increase of 7% in the first quarter reflects the tenth consecutive quarter of improved year-to-year results and we anticipate continued positive sales results as the year progresses. The decrease in earnings compared to the first quarter of 2004 was the result of a planned reduction in operating levels at our Metal Products facility. This short-term reduction in operations allowed us to lower our inventory to a more acceptable level. Although the lower production levels resulted in operating losses at our Metal Products facility within the first quarter, we expect to return to more normal production levels beginning in the second quarter."

Mr. Leganza continued, "Price competition from Chinese foundries and the shrinking market for malleable iron products has resulted in our continued expansion in the development of our ductile iron capabilities. This effort will result in the production of more ductile iron products. Additional products are scheduled for casting runs in the second half of the year."

"Although our Metal Products Segment continues to experience the operational results caused by reduced use of our proprietary mine roof anchors within the U.S. mining industry, through a joint technical and development contract signed with the China University of Mining and Technology in 2004, we have successfully completed testing our mechanical mine roof anchors in two of China's largest Government-owned mines. With the assistance of the University, we are currently in discussions with the mines regarding the use of our products. We are optimistic about the progress we have made in a short period of time and we believe our efforts will lead us to new opportunities in the Chinese mining industry."

Mr. Leganza commented further, "Considering the present status of our backlogs and current forecasts of the U.S. economy, all of our other business units are on track for very positive results in 2005."

The Eastern Company is a 147-year-old manufacturer of industrial hardware, security products and metal castings. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company's products helps it to respond to the changing requirements of a broad array of markets.


Forward-Looking Statements: Information in this news release contains statements which reflect the Company's current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company's business environment. Further information about the potential factors which could affect the Company's financial results are included in the Company's reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:          Leonard F. Leganza or John L. Sullivan III
                  (203) 729-2255


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Statement of Consolidated Income

                        THE EASTERN COMPANY (AMEX - EML)



                                               THREE Months Ended

                                         13 wks                      13 wks
                                      April 2, 2005               April 3, 2004
                                      -------------               -------------
Net Sales                             $  26,267,584               $  24,565,208


Net Income After Tax                        730,582                   1,076,373


Net Income Per Share:
    Basic                                    $ 0.20                      $ 0.30
    Diluted                                  $ 0.19                      $ 0.29

Weighted average
   shares outstandings:
                Basic                     3,634,991                   3,617,034
                Diluted                   3,867,413                   3,713,736